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                                                                    EXHIBIT 99.1

By BUSH BERNARD
Staff Writer


Kyzen Corp. manufactures chemical cocktails that clean electronics, lenses and metal.


Kyzen Corp. is looking to clean up in its own back yard.


The Nashville-based specialty chemicals manufacturer is turning to automotive parts suppliers, who are in abundant supply in Tennessee, and other workers in metal to expand sales for its cleaning fluids business. The move, which began in earnest this year, is designed to offset declines in the electronics industry, the company's bread and butter since its founding 13 years ago. Tennessee is home to more than 950 auto parts suppliers, many of whom deal with metal that has to be cleaned before it is painted or sent on to automakers for assembly. "We think it's a more lucrative environment right now," Kyzen Vice President Thomas Forsythe said. The shift to a broader market, begun two years ago, has paid off so far. In June the company reported its fourth consecutive profitable quarter, attributing the return to profitability to increased sales efforts and new product lines. Since it went public in 1995, Kyzen's revenue has been flat and the company has shown an annual profit only twice, the most recent coming last year when it posted a $39,167 net income on $5.9 million in sales. Its previous profit was $4,306 in 1998. The company lost $268,644 in 2001. "We did a little belt tightening, but really it was the growth in some of the new areas," Forsythe said of the company's return to profitability. After suffering a setback during the second quarter of last year, when the electronics industry was particularly soft, the company eliminated two positions. It also beefed up product development starting in 2001, which is just beginning to show dividends, Forsythe said. At the halfway mark for this year, revenue was up more than 10.4% to $3.1 million, compared with $2.8 million during the first six months of last year. Net income was $19,552 compared with a $95,835 loss during the same period last year. "We made a big investment in R&D," Forsythe said. "We brought several folks on board that have a lot of experience and they've helped us out a lot." After cutting back 30% on research and development spending between 1997 and 2000, the company boosted R&D spending by 37% in 2002 to about $549,000 a year. "That stuff takes a little time to pay off," Forsythe said. The company's initial focus was in the electronics industry, where its solvents are used to clean excess solder off circuit boards. In the early days of its business, electronics companies carefully cleaned all of the components. But pressures to cut costs and the development of solder that doesn't need cleaning mean that fewer components are cleaned and the company is constantly looking for new clients and more efficient cleaning methods, Chief Executive Officer Kyle Doyel said. The company also has created products used to clean semiconductors. It expanded its client base further in 1997, adding the aerospace industry when Thiokol International began using one of its products to clean up after refueling reusable rocket engines for the space shuttle program. In 1998 Kyzen landed a contract to provide solvents to clean molds for eyeglass lenses and last year decided to target metal-finishing companies as a growth area. The company doesn't break down its revenue, Forsythe said. But electronics remains its largest segment. Semiconductors and the optical industry provide modest income for the company and the metal finishing category is just beginning to grow, he said. The company spent the better part of last year testing its products to show that they would be effective in cleaning metal parts and has begun talks with some auto parts makers about using their product. "The electronics industry still has a lot of challenges facing it and the opportunities for significant growth are not as attractive as they are in the metal finishing sector," Forsythe said. "We're certainly not giving up on electronics. We just think there are more fruitful opportunities there." The road to profitability has not been easy. Kyzen's stock, which sold as high as $5 a share in 1996, saw sharp price declines between 1998 and 2002. Nasdaq delisted its shares in 1999, after the price fell below $1 a share. Petroferm Inc., its Florida-based chief competitor, tried to buy Kyzen for $1 share when its stock was selling for about 50 cents in 2000. The company rejected the buyout offer, saying it didn't represent the company's earnings potential and the price continued to decline. After buying all the shares of U.S. Rep.
Christopher Cannon, R-Utah, an initial investor in the company, Kyzen directors and family

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members have owned more than 54% of the company's stock since 2001. The share price bottomed out at 12 cents a share a year ago. Last week the bid price was 40 cents while the asking price was 55 cents. The business has expanded and contracted with changes in the economy and environmental regulations. Many of the chemical compounds found worthy of replacing ozone-damaging compounds have since been found to cause other problems and their use also has been curtailed, Doyel noted. "We are product developers," Forsythe said. "The metaphor we use is, we're bartenders. We didn't invent scotch or gin or vodka. We invented the Singapore sling." Aquanox, a mixture used to clean electronic components, is the company's most popular "cocktail." In addition to blending chemicals, the company offers cleaning equipment and has two laboratories that clients can use to determine the best solution to their cleaning needs. Forsythe said the company has experienced the same ups and downs as other small-cap technology stocks in the late 1990s, but its growth in the past year leaves stockholders optimistic. "To be honest with you, we're kind of the poster child for the type of company you want to attract to Nashville," Doyel said. "We have very high technology products (and a) very well paid, high-tech work force." Kyzen's contacts in the technology industry, as well as its patented solutions and proprietary technology, make the company a plus for Nashville, said David Condra, president of the Nashville technology Council, a trade group that focuses on helping the local technology segment expand. "They're creating original inventions," he said. "The opportunity for leverage when you create something original like that is very high."


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Kyzen Corp.
Headquarters: 430 Harding Industrial Blvd., Nashville
CEO: Kyle Doyel
Symbol: KYZN, (OTC:BB)

Description: Specialty chemical company that blends compounds used to clean electronic components, semiconductors, optical equipment and metal products. About the company: Founded in 1990 in response to federal regulations that banned the use of solvents and other agents that harm the earth's ozone layer. Initial public offering made Aug. 4, 1995.

Number of employees: 29 (17 based in Nashville)

2002 revenue: $5.9 million

2002 net income: $39,167

Market capitalization: $2.6 million

Outstanding shares: 4.8 million;

52-week share price range: $0.12-$0.55